EXHIBIT 23.1









            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Tofutti Brands Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-72654, 333-48605 and 333-79567) on Form S-8 of Tofutti Brands Inc. of our report dated March 30, 2005, relating to the balance sheet of Tofutti Brands Inc. as of January 1, 2005 and the related statements of income, changes in stockholders' equity and cash flows for the fiscal year then ended, which report appears in Amendment No. 1 to the January 1, 2005 Annual Report on Form 10-KSB of Tofutti Brands Inc.

AMPER, POLITZINER & MATTIA, P.C.
/s/Amper, Politziner & Mattia, P.C.


Edison, New Jersey
January 19, 2006